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Exhibit 21.1

Subsidiaries of Virtusa Corporation

Name of Subsidiary	Jurisdiction of Incorporation/Formation
InSource Holdings, Inc	Connecticut
InSource, L.L.C.	Connecticut
Virtusa Consulting Services, Pvt. Ltd.	India
Virtusa Germany GmbH	Germany
Virtusa Hungary Kft.	Hungary
Virtusa (India) Private Limited	India
Virtusa International, B.V.	Netherlands
Virtusa (Private) Limited	Sri Lanka
Virtusa Securities Corporation	Massachusetts
Virtusa Singapore, Pvt. Ltd.	Singapore
Virtusa Software Services, Pvt. Ltd.	India
Virtusa UK Limited	United Kingdom

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  Exhibit 21.1